Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	May 25, 2011
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 579-4153

FIFTH THIRD BANCORP ANNOUNCES ACTIONS RELATING TO CERTAIN TRUST

PREFERRED SECURITIES

On May 16, 2011, Fifth Third Bancorp (the “Company”) delivered a notice to the trustee of Fifth Third Capital Trust VII (the “Trust”) to mandatorily redeem the 8.875% trust preferred securities of the Trust (the “Trust Preferred Securities”) on June 15, 2011 at an aggregate cash redemption price of $25.18 per Trust Preferred Security. This action constitutes a redemption as a result of a “Capital Treatment Event” under the Trust Preferred Securities’ governing instruments in connection with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Trust Preferred Securities were listed on the New York Stock Exchange under the trading symbol FTBPRC. The Exchange was notified of the redemption on May 17, 2011 and a Current Report on Form 8-K describing the redemption notice was filed by the Company with the Securities and Exchange Commission on May 18, 2011. Trading in this security was halted by the New York Stock Exchange shortly after this Form 8-K was filed and did not resume until a new trading symbol, FTBPRCCL, was assigned on May 19, 2011.

The Trust Preferred Securities traded at prices above the redemption amount during the period between the time the trustee was notified and before the Form 8-K describing the redemption was filed. The Company was not a party to nor participated in any trading of the Trust Preferred Securities during such period or thereafter.

In light of the foregoing, the Company has determined that it will voluntarily compensate persons who purchased these Trust Preferred Securities after 2:16 p.m. EDST on Monday, May 16, 2011 and before trading was halted in the security on Wednesday May 18, 2011. Such affected purchasers will be eligible to receive an aggregate cash amount per Trust Preferred Security equal to the amount, if any, that the price at which the applicable Trust Preferred Security was purchased during the relevant period exceeds $25.18 or, if the purchaser later sold Trust Preferred Securities purchased during the relevant period at a price above $25.18, the payment shall be based on the amount, if any, that the price at which the applicable Trust Preferred Security was purchased during the relevant period exceeds such sale price. The Company anticipates that the total amount of compensation payments in this matter will not exceed approximately $1.5 million.

Fifth Third is voluntarily taking this step because the interests of its security holders are important to it, and the Company regrets any inadvertent harm that may have occurred as a result of the notification process involved with this redemption.

The Company will provide further information to eligible holders of Trust Preferred Securities concerning the procedures for compensation as outlined above.

General Information

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $110 billion in assets and operates 15 affiliates with 1,313 full-service Banking Centers, including 101 Bank Mart® locations open seven days a week inside select grocery stores and 2,449 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2011, had $274 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.